Exhibit 4.36

Bank of China	Fixed Assets Loan Contract

The Borrower: Dezhou Northeast Logistics City Co., Ltd.

The Lender: Bank of China, Dezhou Decheng Branch

The Borrower and the Lender has entered into this fixed assets contract (this “Contract”) upon mutual agreement.

Section 1    Loan Amount

Currency type: RMB

Loan amount:	(In words) Sixty-Five Million
(In numbers) 65,000,000

Section 2    Tenure of the Loan

Tenure of the Loan: 26 months, from the day of the drawdown. In case of drawdown in stages, from the day of the first drawdown.

The Borrower shall strictly follow the timetable of the drawdown. In case where the drawdown of the Loan is later than the timetable, the Borrower shall repay the Loan as agreed under this Contract.

Section 3    Purpose of the Loan

Loan Purpose: Dezhou Northeast Logistics City Project

Unless otherwise agreed by the Lender in writing, the Borrower shall not change the purpose of the Loan. The Borrower shall not, including but not limited to, use the Loan for the purpose of securities trading, any project that is prohibited by laws, regulations and policies of the country or without authorization in accordance with laws, or projects that are forbidden to be invested through bank loans.

Section 4    Interest Rate and Interest Calculations

1.	Loan interest

The interest rate shall use following method (2)

(1)	Fixed interest rate, with annual rate of [blank]%, and shall not change for the tenure of the Loan.

(2)	Floating interest rate, with a interest cycle of 12 months from the day of the first drawdown, and the interest rate shall be reset at the first day of each cycle. The interest rate reset day shall be the calendar day corresponding to beginning of the first cycle. In case where there is no corresponding day, the last day of that month shall be used as interest reset day.

(A)	The interest rate during the first interest cycle shall be the 20% above the base lending rate for 1 to 3 years bank loans as published by the People’s Bank of China on the drawdown day;

(B)	The interest rate during subsequent interest cycles shall be 20% above the base lending rate for similar class loans as published by the People’s Bank of China on the interest reset day.

2.	Interest calculation

Interest shall be calculated from the day of the drawdown based on the drawdown amount and the actual days of outstanding.

Interest calculation formula: Interest = Principal X Actual Days the Loan remained outstanding X Daily interest rate

Daily interest rate is calculated based on 360 days per year, i.e. Daily interest rate = Annual rate/360

3.	Interest calculation method

The Borrower shall use method (2) of the following:

(1)	Calculated quarterly, the 20th day of last month of each quarter shall be the interest calculation day, 21st day of that month shall be the interest payment day;

(2)	Calculated monthly, the 20th day of each month shall be the interest calculation day, 21st day of the that month shall be the interest payment day;

Bank of China	Fixed Assets Loan Contract

In case where the Borrower’s final repayment day is not an interest payment day, the final repayment day shall become interest payment day and the Borrower shall settle all interest payable thereon.

4.	Penalty interest

Floating rate loan penalty interest rate

The interest rate shall be floated (reset) in accordance with paragraph 1 of this Section, overdue penalty interest rate shall be 30% above that rate and misappropriation interest rate shall be 50% above that rate.

Section 5    Drawdown Conditions

The Borrower shall satisfy the following prior to drawdown:

1.	This Contract and its supplement is effective;

2.	The Borrower has reserved or executed and fulfilled for the Lender relevant documents, invoices, chops, personnel list, signature samples, and has completed relevant vouchers;

3.	The Borrower has opened all necessary bank account for the fulfillment of this Contract at the request of the Lender;

4.	The Borrower has submitted to the Lender a copy of written drawdown application and related supporting documents for the purpose of the Loan 10 bank business days prior to the drawdown, to process the drawdown application;

5	Capital funds with ratios matching the Loan is fully paid up and in place, and the progress of the project is appropriate as to the investment amount;

6	In case where the fixed assets investment in stages involving large sum and high technical requirements, the Lender has the right the request the Borrower to provide written reports on supervision, evaluation, quality assurance, etc, which is signed by relevant parties to confirm the progress and quality of the project;

7	The Borrower has provided guarantees as requested by the Lender and guarantee contract has been executed and has been approved, registered and filed;

8	Other conditions as required by laws and regulations and both parties under this Contract: [Blank]

Unless otherwise agreed by the Lender, the Lender has the right to refuse the drawdown application in case any of the above is not fulfilled.

Section 6    Drawdown Day and Method

1.	The Borrower shall make drawdown based on method (ii) below:

(1)	One single drawdown on [blank].

(2)	One single drawdown within 30 days from the execution of this Contract.

(3)	To drawdown based on the following timetable:

[Blank]

(4)	The Borrower shall make drawdown in installments based on the project progress and upon approval from the Lender, however shall not be later than [blank].

2.	The Lender has the right to refuse the Borrower’s drawdown application in case the drawdown application is beyond the above timetable for any unutilized loan amount.

Section 7    Granting of the Loan

1.	Loan grant account

The Borrower shall open account at the Lender for the purpose of the loan grant, the grant and payment of the Loan shall be made through this bank account. This bank account shall only be used for the purpose of loan grant and payment and shall not be used for other purposes.

Account name: Dezhou Northeast Logistics City Co., Ltd.

Account Number: [Not disclosed in this translation]

Bank of China	Fixed Assets Loan Contract

2.	Loan payment method

(1)	The payment of the Loan is made in accordance with relevant laws and regulations and as agreed under this Contract, the method of the payment of the Loan shall be stated and confirmed in the drawdown application of the Loan. The Lender has the right to change the granting/payment method in case where the Lender considers that the payment method chosen by the Borrower does not comply with the requirements.

(2)	Lender’s entrusted payment, which means the Lender shall make payments to trading third parties of the Borrower in accordance with the purpose of the Loan under this Contract.

(A)	In accordance with the rules and regulations of China Banking Regulatory Commission and the Lender’s internal requirements, in case where a single drawdown of the Loan exceeded 5% of the Borrower’s total investment in the project, which is RMB49,702,000, or RMB5,000,000, the entrusted payment method shall be used. Provided that the risk is controllable, the Borrower may choose to make payments on its own for single drawdown that is less than RMB500,000.

(B)	Other conditions agreed between the Borrower and the Lender that shall use entrusted payment method: [Blank]

(3)	The Borrower ‘s payment method, which means the Lender would transfer the Loan to the Borrower’s bank account at the Lender in accordance with the drawdown application and the Borrower shall make payments on its own to its trading parties that is complied with the conditions under this Contract. Except for the circumstances agreed above which shall use entrusted payment method, the Borrower shall make payment on its own on other amount of the Loan.

(4)	Change of payment method. In case where after the submission of the drawdown application there is a change in the Borrower’s payment to third parties where such change has satisfied the requirement under paragraph 2(2) under this Section, the payment method shall be changed. In case where there is change in the payment method, or in the case a change in the payment amount, payee or a change of the purpose of the Loan, the Borrower shall submit to the Lender a change application in writing, to re-submit a drawdown application and supporting documents for the purpose of the Loan.

3.	Specified requirements on entrusted payment method

(1)	Entrusted payment. In case where payment is in compliance with the conditions of entrusted payment method, the Borrower shall clearly include in its drawdown application such entrust, which shall authorize and entrust the Lender to transfer to drawdown of the Loan from the Borrower’s account to the bank account of the trading party for which the purpose of the Loan is in compliance with the conditions under this Contract, and shall include the name, account number and amount of the payment of the trading party, which is necessary for the entrusted payment.

(2)	Provision of transaction information. For payment in compliance with the conditions of entrusted payment method, the Borrower shall, at each drawdown, submit to the Lender its account details, trading party’s account details and documents to prove that such drawdown is in compliance with the purpose of the Loan under this Contract. The Borrower shall undertake that all documents provided to the Lender are true, complete and valid. The Lender shall not be held responsible in case where information provided by the Borrower is false, inaccurate or incomplete and as a result the entrusted payment is unable to complete on time. The Borrower’s responsibility on repayment of the Loan from past drawdown shall not be affected.

(3)	The fulfillment of the Lender’s responsibilities under entrusted payment method

(A)	In case where Lender’s entrusted payment method is used, the Lender shall transfer to the Borrower’s trading part upon review and approval of drawdown application after submission of related documents and application by the Borrower.

(B)	The Lender has the right to request the Borrower for supplements, replace, elaborate or re-submit relevant materials in case where the documents provided by the Borrower do not satisfy the requirements under this Contract or are incomplete. The Lender has the right to refuse any payment of the Loan prior to the provision of documents by the Borrower are satisfied by the Lender.

(C)	The Lender shall not be responsible in case where the Borrower is unable to make payment under entrusted payment method to its trading party due to funds being returned from bank of the trading party of the Borrower. In case where funds being returned from the bank of the Borrower’s trading party, the Borrower hereby authorize the Lender to freeze such funds. Under this circumstances, the Borrower shall re-submit the entrusted payment application and related supporting documents to the Lender.

Bank of China	Fixed Assets Loan Contract

(4)	The Borrower shall not split the amount into smaller amount to avoid the Lender’s entrusted payment method.

Section 8    Repayment of the Loan

1.	Unless otherwise agreed by both parties, the Borrower shall repay the Loan under this Contract under method (2):

(1)	The Borrower shall repay the entire Loan under this Contract upon maturity of the Loan tenure.

(2)	To repay the Loan under this Contract based on the following repayment plan:

Repayment Date	Repayment Amount
December 25, 2012	RMB13,000,000
June 25, 2013	RMB13,000,000
December 25, 2013	RMB13,000,000
June 25, 2014	RMB13,000,000
December 25, 2014	RMB13,000,000

In case where the Borrower wants to change the above repayment plan, the Borrower shall submit in writing to the Lender 30 bank business days prior to the maturity of the related installment. Such change in repayment shall only take effect upon written confirmation by both parties.

2.	Unless otherwise agreed by both parties, in the case where the principal and interest overdue by the Borrower to the Lender at the same time, the Lender shall has the right to decide the order of repayment. In case where there are multiple loans overdue by the Borrower to the Lender at the same time, the Lender has the right to decide the order repayment of different loans.

3.	Unless otherwise agreed by both parties, the Borrower may repay the Loan earlier, by notifying the Lender in writing 30 bank business days before the early repayment. The early repayment shall first repay the loan which has the latest due date, in descending order of maturity. In addition, based on the sale and collection progress and other circumstance affecting Borrower’s ability of repayment, the Lender has the right to request for early repayment of the Loan from the Borrower.

4.	The Borrower shall repay the Loan by following method.

The Borrower shall deposit sufficient funds into the following bank account for the portion of the Loan and its interest 5 bank business days prior to the due date. The Lender shall have the right to deduct the money from this bank account upon the due date of portion of the Loan.

Name of Account: China Northeast Logistics City Dezhou Co., Ltd.

Account Number: [Not disclosed in this translation].

Proportion of cash inflow from the income of fixed asset investment project to above-mentioned bank account: 10%

Average cash level of the above-mentioned bank account: RMB1 Million.

Section 9    Guarantees

1.	The indebtedness under this Contract shall be guaranteed by:

This “Deed of Pledge” is entered into between the Borrower and the Lender with serial number of “2012 Cheng Zhong Yin Si Di Zi 001” for the pledge of the Borrower’s land use right as the security.

2.	In case where the Lender believe there are some issues adversely affecting the Borrower’s or Guarantor’s fulfillment ability of the contract, or the Guarantee becoming invalid, being revoked or cancelled, or Borrower’s or Guarantor’s financial situation deteriorating or involving in material litigation or arbitration, or other reasons adversely influencing Borrower’s or Guarantor’s repayment ability, or any breach of contracts, depreciation, damage, loss, closed down of the guaranty in any other contracts between Borrower and Guarantor which might deducing or losing the value of the guaranty, the Lender shall have the right, as the same time, the Borrower shall have the responsibility to provide the new guaranty, increase or replace guarantor, in order to guarantee the liability.

Section 10    Insurance (This Section is inapplicable)

Section 11    Representations and Undertakings

1.	The following representations are made by the Borrower:

(1)

The Borrower is legally registered and existed according to the approval of Industrial and Business Administrative Management Department or Supervisory Department, and the Borrower possess the totally civic and behavioral ability to enter and execute this Contract. The Borrower is the legal representative of the new project and its controlling

Bank of China	Fixed Assets Loan Contract

shareholder is of sound credit status and there were no significant adverse record. The new investment project shall fulfill the requirement regarding main investor qualification and operating capital set by the central government of The People’s Republic of China.

(2)	The execution and fulfillment of this Contract represent true intent of the Borrower, and has legally and effectively completed all necessary authorizations in accordance with its articles of association and internal management requirements and does not breach any other agreements, contracts and other legal documents that are binding to the Borrower. The Borrower has or will have obtained all the approvals, permissions, filings and registrations related to the execution and fulfillment of this Contract.

(3)	Based on the principles of honesty and integrity, all documents, financial reports, vouchers and other information provided from the Borrower to the Lender are true, complete, accurate and valid.

(4)	The business transaction background described to the Lender by the Borrower is real, legitimate and is not undertake for the purpose of money laundering. The proceed of the Loan and source of funds for repayment is clear and legitimate.

(5)	The Borrower is of sound credit and there were no significant adverse record. The Borrower did not hide any issue which will adversely affect the financial position and fulfillment of contract of Borrower and the Guarantor.

(6)	The project for Loan is in compliance with the laws, legislations, supervisory regulations and relevant policies in relation to industry, land and environmental protection set by the country.

(7)	The Borrower and the project for the Loan achieved the environmental protection standard and the Borrower and the project are not being published and confirmed as high energy wastage and high pollution enterprise by non-governmental organizations, and the issues of high energy wastage and pollution do not exist for the Borrower and the project.

(8)	Other representations by the Borrower: [Blank].

2.	The following undertakings made by the Borrower:

(1)	At the request of the Lender, periodically or promptly provide financial reports (including but not limited to annual report, quarterly reports and monthly reports) and other relevant information to the Lender.

(2)	To make drawdown, repayment and use of the Loan in accordance with terms agreed under this Contract.

(3)	In case where the Borrower has entered into a reverse-guarantee agreement or similar agreement with the guarantor, such agreement, such agreement shall not damage any of the Lender’s rights under this Contract.

(4)	To accept, and to provide sufficient assistance and coordination to the Lender’s credit checks and supervision. From the effective day of this Contract and until all principal and interest and related expenses payable under this Contract are repaid, the Borrower agrees and authorizes the Lender to supervise the Borrower’s bank accounts opened at the Lender, including inspection and analysis on the project development and operation status and monitoring of cash inflows activities of the project as to the Borrower as a whole. The Borrower shall accept the Lender’s inspection and supervision on the Loan usage status (including purpose for which the Loan is used) by ways of account analysis, voucher inspection, site visit, etc, and to provide report on payment of the Loan, usage status to the Lender periodically on a monthly basis before 10th day of each month.

(5)	In case of consolidation, spin-off, capital reduction, transfer of ownership, external investment, increase in debt financing, material asset or indebtedness transfer and other events that may affect the Borrower’s repayment ability, the Borrower shall obtain a prior written consent from the Lender.

In the event of the following the Borrower shall notify the Lender immediately:

(A)	Change in articles of association, area of business, registered capital and legal representatives of the Borrower or its guarantor;

(B)	Change of business model by conducting any form of joint ventures, joint venture, cooperation, subcontracting restructuring, reform, plan of listing with foreign enterprise, etc.

(C)	Involvement in material litigation or arbitration, or seizure, retention or supervision of assets or collateral, or set up of new collateral on secured assets.

(D)	Out of business, dismissal, liquidation, suspension of business, revocation or cancellation of business license, apply for (or being applied for) bankruptcy.

Bank of China	Fixed Assets Loan Contract

(E)	Involvement of material case or economic dispute by shareholders, directors and existing senior management;

(F)	Breach of other contracts by the Borrower;

(G)	Event of operational difficulty and deterioration of financial status, etc.

(6)	The Loan shall rank senior to loans from shareholders of the Borrower and shall not rank junior to similar debts of the Borrower.

(7)	The Borrower shall not distribute any form of dividend prior to the full repayment of principal, interest and other related expenses of the Loan under this Contract.

(8)	The Borrower shall not dispose of its assets which would result in the lowering of its repayment capacity and the Borrower undertakes it shall not provide guarantee to third parties to an aggregate value of exceeding its net assets value and single or aggregate value of guarantees provided shall not exceed the restrictions as stipulated in its articles of association. The Borrower shall not use the assets generated by the Loan as guarantee provided to third parties without a prior written consent of the Lender.

(9)	Unless as otherwise agreed by the Lender and terms under this Contract, the Borrower shall not transfer the Loan to other bank accounts of the Borrower or its related parties. In case where transfer is made to the Borrower’s other bank accounts or related parties bank account, the Borrower shall provide relevant supporting documents.

(10)	Assets for leasing purpose created after completion of the project under the Loan shall pledge to the Lender when such assets have satisfied the conditions for pledge procedures.

(11)	Timely application for environmental protection acceptance check upon completion of construction, and to transfer the beneficiary of related insurance policies to the Lender.

(12)	Other undertakings by the Borrower: guarantee to provide further funds to the construction of the project (increase of registered capital or capital funds which shall comply with relevant accounting measurement and bookkeeping principles). Prior to the full repayment of the Loan, shall not reduce or revoke funds invested by shareholders, shall not distribute any dividends, otherwise the Lender shall has the right to recall the Loan prematurely. In addition, assets for leasing purpose created after completion of the project under the Loan shall pledge to the Lender when such assets have satisfied the conditions for pledge procedures.

Section 12    The Disclosures of Related Party Transactions within the Group of the Borrower

Both parties agreed to use method 2 of the following:

1.	[Not applicable]

2.	The Borrower has been confirmed as a group customer of the Lender in accordance with “Guide on Risk Management of Credit Business of Group Customers of Commercial Bank” (thereafter the “Guide”). The Borrower shall report to the Lender the nature of any related party transactions exceeding 10% of its net assets value, including the relationship between the counterparty and the Borrower, subject of the transaction, amount of the transaction and its proportion to other transactions and pricing policies (including transactions with no value or of symbolic value).

In the event of the following, the Lender has the right to unilaterally stop further grant of the unused Loan to the Borrower and shall has the right to recall part of all of the principal and interest of the Loan prematurely: Obtain bank credit through creation of bills receivable, accounts receivable, etc by falsified contracts entered with related parties where such contract does not contain actual trade background; In the event of material merger and acquisition or restructuring which the Borrower considers may affect the safeguarding of the Loan; Evading of bank liabilities with willful intent; Events stipulated in Section 18 of the Guide.

Section 13 Event of Default and Treatment

1.	Any of the following constitute an event of the default by the Borrower under this Contract:

(1)	The Borrower fails to repay all liabilities due to the Lender arising from this Contract;

(2)	The Borrower fails to make payments using the funds from the Loan in accordance with terms agreed under this Contract, or use the funds from the Loan for purpose other than those agreed under this Contract, or split the amount of a payment into smaller payments to avoid the Lender’s entrusted payment;

(3)	Representations made by the Borrower is untrue, or the Borrower is in breach of its undertakings under this Contract;

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(4)	In any of the events as stated in Section 5(1)(5) where the Borrower considers may affect the financial status of and ability to fulfill this Contract by the Lender or guarantor, and the Borrower fails to provide new collateral or new guarantor;

(5)	The Borrower is in breach of other contracts with the Lender or any institutes under the Bank of China;

(6)	The guarantor is in breach of guarantee contract with the Lender or other contracts with any institutes under the Bank of China;

(7)	In the event that the Borrower is out of business, dismissed, revoked or bankrupted;

(8)	The Borrower involves or may involve in material economic dispute, litigation or arbitration, or seizure, retention or supervision of assets, or being investigated or punished by judicial authorities, tax bureau, trade and industry bureau, etc administrative authorities, has or may has affected the fulfillment of responsibilities by the Borrower under this Contract;

(9)	Unusual change of, disappearance of, or investigation or limitation of personal freedom by judicial authorities of, individual shareholders and key management;

(10)	Project capital fund is not injected at all or in accordance with agreed proportion, or is not injected within the timetable set by the Lender;

(11)	The project progress falls behind fund use progress of the Loan;

(12)	The project progress is seriously delayed, or construction costs exceeded the budget approved by the Lender, or unfavorable change in construction and operation environment and conditions has occurred;

(13)	The construction quality of the project does not comply with the country’s or industry’s standards;

(14)	Deterioration in the Borrower’s credit status, deterioration in the Borrower’s financial indicators such as profitability, debt repayment ability, operating ability or cash flows, and has exceeded threshold set or agreed under this Contract;

(15)	Discovery of event that may affect the Borrower’s or the guarantor’s financial status or contract fulfillment ability during yearly (each anniversary of from the execution of this Contract) review of the Borrower’s financial status or contract fulfillment ability;

(16)	The Borrower is in breach of its responsibilities as agreed under this Contract.

2.	In any of the event of default as stated above, the Lender has the right, according to specific circumstance, to take following actions:

(1)	To request correction by the Borrower or guarantor within deadline;

(2)	Partially or entirely reduce, suspend, cancel or terminate the Loan facility to the Borrower;

(3)	Partially or entirely suspend or terminate drawdown application from the Borrower under this Contract or other contracts with the Lender. Partially or entirely suspend, suspend, terminate the grant, payment and process of the any loan and loan applications.

(4)	Declare part or all of the Loan under this Contracts, other loans due to the Lender by the Borrower and their interest due immediately.

(5)	To amend the conditions for the grant and payment of the Loan based on the credit status of the Borrower, including reduction of entrusted payment threshold amount, or recall payments made in violation by the Borrower of the terms under this Contract.

(6)	Termination or relieve of this Contract, Entirely or partially terminate or relieve other contracts between the Borrower and the Lender.

(7)	Demand the Borrower for loss arising from Borrower’s event of default.

(8)	To deduct funds from the Borrower’s bank account with the Lender, or other institutes under Bank of China to repay the part of all of the Loan under this Contract. Any unexpired loans would be deemed fall due. In case of difference currencies in other accounts of the Borrower, exchange rates applicable at the time of deduction would be used.

(9)	Exercise the Lender’s right to collateral. Request responsibilities from the guarantor.

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(10)	Any other measures that the Lender deemed necessary.

Section 14    Reservation of Rights

The non exercise of part or all of the rights by any party to this Contract, or absence of request by that party to the other party for the fulfillment of that other party’s responsibilities shall not be deemed as forfeiture of such rights by or waiver of such responsibilities from that party.

Any tolerance, extension, or delay in the fulfillment of the rights under this Contract from one part to another party shall affect one party’s entitlement to any of its rights in accordance with laws and regulations and under this Contract, and shall not be deemed to have forfeit any of those rights.

Section 15    Modification, Amendment and Termination

This Contract may be amended upon written agreement between both parties to this Contract and such written agreement shall become an integral part of this Contract.

Unless as otherwise agreed or as required by laws and regulations, this Contract shall not be terminated until all rights and obligations under this Contract have been fulfilled.

Unless as otherwise agreed or as required by laws and regulations, invalidation of any of the terms under this Contract shall not affect the legal validity of other terms under this Contract.

Section 16    Applicable Laws and Dispute Resolution

The Contract shall be under the jurisdiction of the laws of People’s Republic of China.

Upon the effectiveness of this Contract, any dispute arising from the execution, fulfillment of this Contract or related to this Contract shall be first resolved through negotiation. In case where negotiation fails, the dispute shall be brought to local court in which the Lender (or institutes under Bank of China to which such dispute is related) is located.

During the period of dispute resolution, other terms under this Contract shall continued to be fulfilled by both parties in case where such dispute does not affect the fulfillment of other terms under this Contract.

Section 17    Supplement

1.	Drawdown application (Format)

2.	Loan note

Section 18    Other Agreements

1.	The Borrower shall not transfer any rights and obligations under this Contract to any third party unless with a prior written consent from the Lender.

2.	The Borrower confirms and approves that the Lender may, according its management needs, assign its rights and obligations under this Contract, or the management of the Loan under this Contract, to other institutes under Bank of China and to be carry out by those institutes. Other institutes under Bank of China which undertook the rights and obligations under this Contract shall have the rights to exercise all of the Lender’s rights under this Contract, and shall has to right to act on behalf the Lender for any legal proceedings (include litigations, arbitration, or application for mandatory execution) brought to court.

3.	Provided that other terms under this Contract are not affected, this Contract shall be binding to both parties to this Contract and their respective legal successors and transferee.

4.	Unless otherwise agreed, both parties designate addresses stated in this Contract to be used as correspondence addresses and to undertake that to notify the other party in writing in case where there is a change in the correspondence address.

5.	The transaction under this Contract is executed based on each party’s individual interests. In case where as required by laws and regulations and supervisory bodies, other parties involved in this transactions constitute a related party to the Lender, all parties shall not use such relationship to affect the fairness of this transaction.

6.	Titles and names of businesses are used for ease of reference only and shall not be construed as interpretations to the terms and rights and obligations of both parties of this Contract.

7.	The Lender has the right to provide relevant information of this Contract or the Borrower to People’s Bank of China information system or other credit information database set up in accordance with relevant laws so as to allow enquiries from and use by qualified institutes or individuals. The Lender also has the right, for the purpose of this Contract, enquire from such system and database information relating to the Borrower.

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8.	In case where drawdown day, repayment day is statutory holiday, such days shall be postponed to the next available business day.

9.	In case where the Lender is unable to fulfill this Contract or comply with the terms of this Contract as required by laws and regulations, or supervisory authorities or as a result of a change in supervisory rules, the Lender shall has the right to terminate, or as required by laws and regulations, or supervisory authorities or as a result of a change in supervisory rules, amend the terms of this Contract. In case where the termination of this Contract is due to such requirements or change in rules, the Lender is exempted from the responsibilities under this Contract.

Section 19    Effectiveness of Contract

This Contract shall become effective upon the signatures and stamps from legal representatives of both parties. There are 3 copies of this Contract, one for each of the Lender, the Borrower and collateral registration department, and shall bear the same legal effect.

The Borrower: Dezhou Northeast Logistics City Co., Ltd.

Authorized representative:

The Lender: Bank of China, Dezhou Decheng Branch

Authorized representative: